EXHIBIT 99.1

Sirna Therapeutics and Allergan Enter Into Strategic Ophthalmology Alliance

Thursday September 29, 7:00 am ET

SAN FRANCISCO, Sept. 29, 2005 -- Sirna Therapeutics, Inc. (Nasdaq: RNAI), announced today it has entered into a multi-year alliance with Allergan, Inc. (NYSE: AGN) to develop Sirna-027, a novel RNAi-based therapeutic currently in Phase I for age-related macular degeneration (AMD), and to discover and develop other novel RNAi-based therapeutics against select gene targets in ophthalmic diseases. Sirna will receive an initial payment of $5 million and be eligible for development milestones of up to $245 million in addition to research funding and royalties on the worldwide sales of products resulting from the alliance. Sirna also will receive contract manufacturing revenues.

“We are pleased to enter into this exciting collaboration with Sirna, a pioneer in RNAi-based therapeutics,” said Dr. Scott Whitcup, Allergan's Executive Vice President, Research & Development. “Through our collaboration with Sirna, we will seek to leverage this cutting edge technology to rapidly design and develop selective compounds that inhibit multiple targets involved in sight-threatening ocular diseases.

Allergan will assume all development and future commercialization responsibilities for Sirna-027 and will bring to the alliance their proprietary ocular drug delivery technologies for the administration of RNAi-based therapeutics. Sirna will develop optimized lead compounds against Allergan's identified gene targets and Allergan will be responsible for all pre-clinical, clinical and commercialization activities for those compounds. The companies will form a Joint Steering Committee to oversee the alliance and move Sirna compounds through Allergan's discovery and development pipeline.

“We are excited to establish this alliance with Allergan -- a global leader in the treatment of ocular diseases,” stated Howard W. Robin, President and CEO of Sirna Therapeutics. “This strategic alliance allows Sirna to bring the power of its research capabilities to the design and development of novel siRNA therapeutics for ocular diseases. This alliance is an excellent example of Sirna's strategy to partner our world class expertise in RNAi biology and chemistry with companies that lead the research community in understanding the molecular etiology of important human diseases.”

About RNA interference

RNA interference (RNAi) is a natural, selective process for turning off genes. RNAi is triggered by short interfering RNA (siRNA) molecules that engage a group of cellular proteins, known as RISC (RNA induced silencing complex). The RISC guides the siRNA to its target messenger RNA (mRNA, the messenger between DNA and proteins) by complementary base pairing for the targeted break-up of the mRNA thus halting protein expression or viral replication. The RISC-siRNA-complex binds and cleaves multiple mRNA molecules in a catalytic fashion.

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis B and C, dermatology, asthma, Huntington's Disease, diabetes and oncology. Sirna Therapeutics has presented interim Phase 1 clinical trial data for its most advanced compound, Sirna-027, a chemically optimized siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. The results to date, demonstrate that Sirna-027 for AMD is safe and well tolerated. Visual acuity has stabilized in 100 percent of patients treated and clinically significant improvement, of three lines or greater on the ETDRS eye chart, has been observed in 25 percent of the patients tested. Sirna Therapeutics has collaborations with Eli Lilly and Company, Targeted Genetics, Archemix Corporation and Protiva Biotherapeutics. Sirna has a leading intellectual property portfolio in RNAi with 43 issued patents and over 250 pending applications worldwide. More information on Sirna Therapeutics is available on the Company's web site at http://www.sirna.com/.

Safe Harbor Statement

Statements in this press release which are not strictly historical are “forward-looking” statements which should be considered as subject to many risks and uncertainties. For example, Sirna's ability to develop products and operate as a going concern is contingent upon having readily available cash to fund its operating programs and is subject to the escalating expenses and risks associated with the initiation of clinical trials and their potential outcomes. Additional risks and uncertainties include Sirna's early stage of development and short operating history, Sirna's history and expectation of losses and need to raise capital, Sirna's need to obtain clinical validation and regulatory approval for products, Sirna's need to obtain and protect intellectual property, risk of third-party patent infringement claims, Sirna's need to attract and retain qualified personnel, Sirna's need to engage collaborators, availability of materials for product manufacturing, the highly competitive nature of the pharmaceutical market, the limited trading volume and history of volatility of Sirna's common stock, Sirna's concentration of stock ownership, and risks from relocating Sirna headquarters. These and additional risk factors are identified in Sirna's Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
Rebecca Galler Robison, Senior Director, Corporate Strategy
Sirna Therapeutics, Inc., +1-303-449-6500

Zack Kubow of The Ruth Group, +1-646-536-7020